CUSIP No. 480206101                13D                             Page 15 of 15
CUSIP No. 480206200


                                    Exhibit 9

                                                                  Execution Copy


                              MANAGEMENT AGREEMENT

                  This MANAGEMENT AGREEMENT (this "Agreement") is made as of the 7th of April 7, 1999 between JONES INTERCABLE, INC., a Colorado corporation ("Owner"), and COMCAST CORPORATION, a Pennsylvania corporation ("Comcast").

                                   BACKGROUND

                  WHEREAS, Owner or subsidiaries of Owner own at least a majority interest in, or manage, the cable communications systems listed on Schedule A attached hereto and may in the future own at least a majority interest in, or manage, other cable communications systems (collectively, the "Systems"); and

                  WHEREAS, Comcast is experienced in the management and operation of cable communications systems, and Owner, on behalf and for the benefit of Owner's shareholders and of the Systems, has requested Comcast to render services in connection with the management and operation of the Systems' multichannel video business and any other businesses the Systems are or may be engaged in, and Comcast is willing to do so on the terms and conditions hereafter set forth.

                  NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

                  1. Definitions. Except as otherwise defined herein, the following terms shall have the following meanings when used in this Agreement:

                    "Act" shall mean the Communications Act of 1934, as amended or modified from time to time, and any rules or regulations promulgated thereunder.

                    "Affiliate" shall mean, with respect to either the Owner or Comcast, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such party, provided that Owner and its subsidiaries shall not be deemed Affiliates of Comcast and its subsidiaries.

                   "FCC" shall mean the United States Federal Communications Commission.

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                    "FCC Licenses(s)" shall mean all federal and other
communications licenses, permits and other authorizations (but not including any Franchise or Permit) which are necessary to conduct the business or operations of the Systems.

                    "Franchise(s)" shall mean all municipal, county or state franchises, or other authorizations, and applications therefor, which are necessary in connection with the operation of the Systems.

                    "Managed  Systems  " shall  have the  meaning  set  forth in
Section 6.

                    "Permit(s)" shall mean any federal, state or local license, permit or other governmental or nongovernmental authorization, other than a Franchise or an FCC License, which is necessary to the conduct of the business or operations of the Systems.

                    "Person" shall mean any individual, corporation, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

                    "System Revenues" shall mean the aggregate gross operating revenues derived by the Systems from all sources as determined in accordance with generally accepted accounting principles except those items expressly excluded pursuant to the next sentence. The term "System Revenues" shall not mean revenue or income derived by the Owner and its wholly-owned companies from any of the following sources: (a) from the sale of any asset of the Systems not in the ordinary course of business; (b) interest income; (c) proceeds from the financing or refinancing of any indebtedness of the Owner and its subsidiaries;
(d) extraordinary gains in accordance with generally accepted accounting principles; or (e) management fees from Managed Systems

                  2. Appointment. Subject to the terms hereof, and to the terms of any applicable law, including the Act, any regulation, Franchise, FCC License or Permit, court order or administrative enactment relating to the Systems, Comcast will supervise the management and operation of the day-to-day activities of the Systems, including the expansion or rebuilding of the Systems, subject to such direction and control of Owner as Owner may reasonably determine from time to time. Owner agrees that Comcast may cause one or more of its subsidiaries (other than Owner and its subsidiaries) to provide services under this Agreement. Schedule A will be amended by the mutual agreement of the parties from time to time to reflect the addition or deletion of Systems as to which this Agreement will apply. The parties agree that Owner's subsidiaries listed on Schedule A as owning the Systems are intended to be third party beneficiaries and third party obligors of this Agreement with respect to the System or Systems owned.

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                  3. Services. Specifically, and without limiting the generality of the foregoing, Comcast will provide or arrange for and supervise the performance of the following functions or services:

                    a. accounting, billing and cash management, including supervision of the maintenance of all accounting, bookkeeping, collections and other financial records relating to the Systems;

                    b.   corporate development;

                    c.   customer service;

                    d.   employee benefits;

                    e. engineering and facilities management, including (i) evaluating new equipment, materials and techniques and making recommendations in accordance with its evaluations, (ii) establishing and implementing general technical standards and procedures and (iii) establishing and implementing programs for preventive maintenance and monitoring their effectiveness;

                    f. human resources, including the employment, training, instruction and supervision of all personnel necessary to conduct daily operations of the Systems;

                    g.   internal audit;

                    h. insurance, bonds and risk management, including the purchase of such policies of insurance (including Comcast's blanket coverage) necessary and appropriate in accordance with normal industry practice, with such policies covering both the Owner and Comcast as insured thereunder as their interests may appear;

                    i.   investor relations;

                    j. legal and regulatory, including preparing and filing, or causing to be prepared and filed, all necessary applications, filings, reports, statements and other documents as are required in connection with the operation of the Systems with governmental and regulatory agencies (including any income tax filings); provided that upon request of the Owner, Comcast will provide to the Owner a copy of all applications, filings, reports, statements or other documents before the same are filed or submitted; and provided further that it is understood that federal income tax filings of the Owner shall be signed by a nationally recognized accounting firm selected by the Owner and with whom the Comcast shall cooperate;

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                    k.   operations; payroll; purchasing;

                    l. programming, including the negotiation on behalf of the Owner for transmission over the Systems of affiliation, carriage, programming and bulk subscriber agreements;

                    m. sales and marketing, including the formulation and supervision of all advertising, marketing and sales programs and engagement and appointing on behalf of the Systems of advertising, marketing and public relations agencies and consultants for such purposes;

                    n.   strategic planning;

                    o.   tax and treasury;

                    p. the negotiation of contracts, leases, deeds, releases, assignments and any other agreements on behalf of the Owner or the Systems, as appropriate, for the purchase, lease, license or use of such properties and rights as may be necessary or reasonably desirable in connection with the construction, operation or maintenance of the Systems;

                    q. construction and development of the Systems, including the selection and appointment of all subcontractors, equipment suppliers and vendors;

                    r. subject to the provisions of all applicable Franchises or ordinances or other binding contracts or legislation, the selection and pricing of all services to be provided to the customers of the Systems;

                    s. supervision of performance of all aspects of the daily operation and maintenance of the Systems;

                    t. maintenance of a continuing liaison with federal, state and local governmental officials regarding the Franchises, FCC Licenses, Permits, pole line agreements, leases and other contracts, rights and licenses of the Systems which require periodic review and/or renegotiation;

                    u. conduct relationships on behalf of the Systems with accountants, attorneys, consultants, investment bankers, lenders, technical advisors and other persons acting in any other capacity, reasonably deemed by Comcast necessary or desirable in connection with the Systems' business; and

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                    v.   taking  any  other  action  in   connection   with  the
                         construction, development, operation and maintenance of
                         the   Systems   which   is   commercially   reasonable,
                         appropriate and necessary in order to manage and operate the Systems.

                  4. Standard of Service. Comcast will use commercially reasonable best efforts in managing the Systems and in performing its obligations hereunder in the best interests of the shareholders of Owner and the Systems. In no event shall Comcast obtain goods or services for the Systems (taking into account all relevant considerations) at a cost in excess of the price the Systems)could obtain from a third party in an arms-length transaction.

                  5. Most Favored Nation Except as provided in paragraph 6 below and to the extent permitted under Comcast's current agreements with third parties, Comcast will use its commercially reasonable best efforts to ensure that the Systems will receive all discounts, favorable terms, opportunities and other benefits (including participation in new technology, new businesses and integration of functions) in all material respects substantially to the same extent and on substantially the same terms which Comcast is able to obtain for its similarly situated owned or managed cable communication systems whether based on Comcast's buying power or otherwise.

                  6. Reimbursement. Comcast shall provide at its expense the services of such divisional area regional personnel as may be necessary or desirable to provide general management services to the Systems at a level or levels above the Systems' local operations, which services were previously provided by Owner's corporate office personnel, including the out-of-pocket expenses (such as rent and utilities) associated with providing such services except that Comcast shall be entitled to reimbursement from Owner for its reasonable out-of-pocket and other reasonable expenses allocable to services provided to the Systems' indicated on Schedule A which are managed, but not at least majority owned, by Owner (the "Managed Systems") to extent that Owner actually receives reimbursement for such expenses from the Managed Systems. Except as set forth in the preceding sentence, Comcast shall be entitled to reimbursement from Owner for its reasonable out-of-pocket and other reasonable expenses allocable to the management and operation of the Systems, including without limitation on account of allocable costs associated with the Systems' integration and participation in operating functions or units with Comcast's other cable communications systems (such as customer service call centers). Such costs shall be allocated and documented in a reasonable manner and shall be subject to Owner's review upon Owner's reasonable request. All such reimbursements will be for no more than the actual cost incurred by Comcast, except that the reimbursement for programming charges shall be made in an amount equal to the sum of (i) the actual cost incurred by Comcast plus (ii) one-half of the difference between the cost Owner would pay in an arms-length transaction if Owner were a stand-alone multiple cable communications systems operator with a subscriber base equal to that of the Systems, and the actual cost incurred by Comcast. Such reimbursements will be made monthly in arrears, upon reasonably sufficient detail and documentation submitted by Comcast to Owner.


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                  7. Management Fee. As compensation for all services hereunder,
Comcast shall be paid an annual management fee at a per annum rate equal to four and one-half percent (4.5 %) of System Revenue. If any System becomes obligated to make any refunds to its subscribers, System Revenue for the ensuing month shall be reduced by the amount of such refunds. The fee will be paid in monthly installments in arrears based on good faith estimates, with appropriate adjustments based on actual System Revenue made following completion of the Systems' financial statements for a fiscal year.

                  8. Term\Termination. Owner shall have the right to terminate this Agreement effective as of April 7, 2004 by written notice to Comcast no later than January 7, 2004, and if no such notice is given, this Agreement shall automatically terminate on April 7, 2009. Notwithstanding the preceding sentence, this Agreement shall terminate immediately upon the earlier of any of the following events:

                    a. if Comcast materially breaches this Agreement and Comcast fails to cure such breach within 20 days after receipt of written notice from the Owner advising Comcast of the action resulting in such breach (or, if such breach is not susceptible to cure within such 20 day period, fails to cure such breach as promptly as possible, but in any event, within 60 days after receipt of written notice from the Owner), provided that the foregoing 60 day cure period will not apply to any willful breach of this Agreement by Comcast;

                    b. Upon notice by Owner to Comcast if Comcast, or any employee or consultant thereof, engages in any act of gross negligence, dishonesty, willful misfeasance or gross misconduct that is materially harmful to the Owner and its subsidiaries taken as a whole;

                    c. Upon notice by Owner to Comcast if Comcast will be unable to pay its debts as such debts become due (whether upon maturity, acceleration or otherwise);

                    d. Comcast and its subsidiaries no longer owns securities possessing voting rights entitling it or them to elect a majority of the Board of Directors of Owner; or

                  Termination of this Agreement in accordance with this Section 8 shall not affect the rights of either Comcast or the Owner with respect to any damages either may have suffered as a result of any breach of this Agreement, nor shall it affect the rights of Comcast or the Owner with respect to any indemnification liability, or claim accruing, or based upon events occurring, prior to the date of termination.

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                  9. Representations and Warranties. Each of Owner and Comcast
represents to the other that: (i) it has been duly organized and is existing as a corporation in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; and (ii) this Agreement has been duly authorized by all necessary corporate action on its part, has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and except for limitations imposed by general principles of equity. Comcast hereby represents and warrants that except where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental entity would not prevent or materially delay consummation of the transactions contemplated by this Agreement, or otherwise prevent or materially delay the performance by Comcast of its obligations under this Agreement, no filing with, and no permit, authorization, consent or approval of, any governmental entity is necessary for the execution, delivery and performance of this Agreement by Comcast and the consummation of the transactions contemplated by this Agreement. Comcast hereby represents and warrants that neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) conflict with or result in any breach of any provisions of the Certificate or Articles of Incorporation, as the case may be, or the By-Laws of Comcast, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any of the terms, conditions or provisions of any note, security interest, license, contract, agreement, other instrument or obligation to which Comcast is a party or by which it or any of its properties or assets may be bound or affected, (iii) result in a violation or breach of any other duty or obligation by Comcast to any other Person or by which Comcast is bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Comcast or any of its properties or assets.

                  10.      Additional Covenants.

                  a. Comcast shall maintain appropriate records of its activities hereunder and shall make such records available to Owner upon reasonable request and Comcast shall make periodic reports of its performance of all services hereunder to Owner in accordance with Owner's reasonable request.

                  b. Comcast shall submit an annual budget for the review and approval of Owner. Comcast shall not deviate significantly from an approved budget without the approval of the Owner.

                  c. Comcast shall comply, and shall cause each of the Systems to comply, with all applicable laws, including the Act, FCC Licenses, Franchises, Permits, the rules and regulations of the FCC, and all applicable orders of any court having jurisdiction over Owner, Comcast or any of the Systems.

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                  d.       Comcast shall use best efforts to promptly forward to
                           the Owner copies of all material correspondence, notices and the like from governmental authorities having jurisdiction over the Owner and its subsidiaries

                  e. Comcast shall deliver to Owner all reports and other information required under Owner's and System's credit facilities, in accordance with Owner's reasonable request.

                  f. Comcast shall cooperate with and provide reasonable access to any auditor or consultant retained by Owner to review and evaluate Comcast's performance of this Agreement, including a review of cost allocations and expense reimbursements made under this Agreement. Any such review and evaluation shall be at the cost of Owner, provided, however, that Comcast shall reimburse Owner for the entire cost of any such review and evaluation that results in a material payment to Owner or other material benefit to Owner, whether such payment or benefit is made by the mutual agreement of the parties, pursuant to Section 14 or otherwise.

                  11. Negative Covenants. Comcast hereby covenants that notwithstanding any other provision of this Agreement, without the prior written consent of Owner, it shall not:


                  a. Enter into any agreements or transactions or obtain any services on behalf of the Owner or the Systems with or from any Affiliate of Comcast other than those specifically set forth in this Agreement without the prior written consent of Owner except for agreements or transactions on terms that are no less favorable to the Owner, or its subsidiaries, as appropriate, than those which might be obtained at the time from a person or entity who is not an Affiliate of Comcast in an arm's length transaction;

                  b. Change the independent auditor of Owner or change Comcast's independent auditor such that Comcast and Owner have the same independent auditor.

                  12.      Indemnification.


                  a. The Owner will indemnify and hold harmless Comcast, its Affiliates, and all officers, directors, employees, stockholders and agents of Comcast and its Affiliates (individually, a "Comcast Indemnitee") from and against any

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                           and all claims, demands, costs, damages, losses,
                           liabilities joint and several, expenses of any nature (including reasonable attorneys', accountants' and experts' fees and disbursements),judgments, fines, settlements and other amounts (collectively, "Damages") arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative, or investigative (collectively, "Claims") in which the Comcast Indemnitee may be involved or threatened to be involved, as a party or otherwise, arising out of Comcast's performance under this Agreement or its operation of the Systems, regardless of whether this Agreement continues to be in effect or the Comcast Indemnitee continues to be an Affiliate, or an officer, director, employee, stockholder or agent of Comcast, at the time any such Claims are made or Damages incurred, provided that such indemnity shall not apply to any Claims or Damages incurred due to the Comcast Indemnitee's gross negligence, willful misconduct, or breach of its obligation's hereunder.

                  b. Comcast will indemnify and hold harmless the Owner, its Affiliates, and all of their officers, directors, employees, stockholders, and agents of Owner and its Affiliates (individually, a "Owner Indemnitee") from and against any and all Damages arising from any and all Claims in which the Owner Indemnitee may be involved or threatened to be involved, as a party or otherwise, regardless of whether this Agreement continues to be in effect or the Owner Indemnitee continues to be an Affiliate, or an officer, director, employee, stockholder, or agent of the Owner or its Affiliates at the time any such Claims are made or Damages incurred arising out of (i) Comcast's material breach of this Agreement, (ii) Comcast's gross negligence or willful misconduct or
                           (iii) any Claim that this Agreement or the transactions contemplated hereby breaches any Franchise or other material agreement of Owner or the Systems.

                  c. The indemnification rights contained in this Section 12 will be cumulative and in addition to any and all other rights, remedies and recourse to which the Comcast Indemnitee or a Owner Indemnitee, as applicable, their respective heirs, successors, assigns and administrators are entitled, whether pursuant to some other provision of this Agreement, at law or in equity. The indemnification provided in this Section 12 shall survive termination of this Agreement will inure to the benefit of the heirs, successors, assigns and administrators of the Comcast Indemnitee or Owner Indemnitee.

                  13. Competition. Owner acknowledges that Comcast is engaged directly or through subsidiaries and affiliates in various other businesses. Nothing herein will be construed to prevent the continued involvement of Comcast or any of its subsidiaries or affiliates in other businesses, whether such involvement now exists or occurs in the future provided, however, that Comcast shall not engage in any activity that interferes with Comcast's obligations hereunder or in direct competition with Owner or any System.

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                  14.      Dispute Resolution .

                    a. Any dispute, controversy, claim or disagreement between the parties hereto arising from, relating to or in connection with this Agreement, any agreement, certificate or other document referred to herein or delivered in connection herewith, or the relationships of the parties hereunder or thereunder, including questions regarding the interpretation, meaning or performance of this Agreement, and including claims based on contract, tort, common law, equity, statute, regulation, order or otherwise ("Dispute") shall be resolved in accordance with this Section 14.

                    b. Level 1 Dispute Review. Upon the written request of either party, Comcast and Owner shall each appoint a designated representative whose task shall be to meet the other party's designated representative (by conference telephone call or in person at a mutually agreeable site) in an endeavor to resolve any Dispute ("Level 1 Dispute Review"). The designated representatives shall meet as often as the parties reasonably deem necessary to discuss the Dispute and negotiate in good faith in an effort to resolve the Dispute without the necessity of any formal proceeding.

                    c. Level 2 Dispute Review. If resolution of the Dispute cannot be resolved within the earlier of (a) fifteen
                         (15) days of the first Level 1 Dispute Review meeting and (b) such time as when either party gives the other notice of an impasse ("Level 1 Dispute Termination Date"), a chief executive officer (or a functional equivalent) of Comcast and a director of Owner that is independent from Comcast shall meet (by conference telephone call or in person at a mutually agreeable site) within 72 hours after the Level 1 Dispute Termination Date for the purpose of resolving such unresolved Dispute ("Level 2 Dispute Review").

                    d. Submission of Dispute to Mediation. If the parties are unable to resolve the Dispute within a reasonable period after commencement of the Level 2 Dispute Review, the parties shall give each other notice of the existence of a continuing impasse (the date on which both parties are in receipt of such notice, the "Level 2 Dispute Termination Date") and shall thereafter immediately submit the Dispute to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association ("AAA") and shall bear equally the costs of the mediation. The parties will act in good faith to jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the AAA within fifteen (15) days of the Level 2 Termination Date. The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty

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                         (30) days commencing with the selection of the
                         mediator and any extension of such period as mutually agreed to by the parties.

                    e.   Arbitration.

                           (1) If the parties cannot agree on a mediator within fifteen (15) days of the Level 2 Dispute Termination Date or if the Dispute is not resolved within thirty (30) days after the beginning of the mediation and any extension of such periods as mutually agreed to by the parties, the Dispute shall be submitted to, and finally determined by, binding arbitration in accordance with the following provisions of this Section 14, regardless of the amount in controversy or whether such Dispute would otherwise be considered justiciable or ripe for resolution by a court or arbitration panel.

                           (2) Any such arbitration shall be conducted by the AAA in accordance with its then current Commercial Arbitration Rules (the "AAA Rules"), except to the extent that the AAA Rules conflict with the provisions of this
                                    Section 14, in which event the provisions of this Section shall control.

                           (3) The arbitration panel (the "Panel") shall consist of three neutral arbitrators ("Arbitrators"), each of whom shall be an attorney having five or more years experience in the primary area of law as to which the Dispute relates, and shall be appointed in accordance with the AAA Rules (the "Basic Qualifications").

                           (4) Should an Arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Section 14, a substitute Arbitrator possessing the Basic Qualifications shall be appointed by the AAA. If an Arbitrator is replaced after the arbitration hearing has commenced, then a rehearing shall take place in accordance with the provisions of this Section 14 and the AAA Rules.

                           (5) The arbitration shall be conducted in Philadelphia, Pennsylvania, provided that the Panel may from time to time convene, carry on hearings, inspect property or documents and take evidence at any location which the Panel deems appropriate.

                           (6) The Panel may in its discretion order a pre-exchange of information including production of documents, exchange of summaries of testimony or exchange of statements of position and

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                                    shall schedule promptly all discovery and
                                    other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute.

                           (7)      At any oral hearing of evidence in
                                    connection with any arbitration conducted pursuant to this Section 14, each party and its legal counsel shall have the right to examine its witnesses and to cross- examine the witnesses of the other party. No testimony of any witness shall be presented in written form unless the opposing parties shall have the opportunity to cross-examine such witness, except as the parties otherwise agree in writing and except under extraordinary circumstances where, in the opinion of the Panel, the interests of justice require a different procedure.

                           (8) Within fifteen (15) days after the closing of the arbitration hearing, the Panel shall prepare and distribute to the parties a written award, setting forth the Panel's findings of facts and conclusions of law relating to the Dispute, including the reasons for the giving or denial of any requested remedy or relief. The Panel shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, and shall award interest on any monetary award from the date that the loss or expense was incurred by the successful party.

                           (9) Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, no party nor any arbitrator shall disclose the existence, content or results of any arbitration conducted hereunder without the prior written consent of the other party.

                           (10) To the extent that the relief or remedy granted in an award rendered by the Panel is relief or a remedy on which a court could enter judgment, a judgment upon the award rendered by the Panel may be entered in any court having jurisdiction thereover. Otherwise, the award shall be binding on the parties in connection with their obligations under this Agreement and in any subsequent arbitration or judicial proceedings between the parties.

                           (11) The parties agree to share equally the cost of any arbitration, including the administrative fee, the compensation of the arbitrators and the costs of any neutral witnesses or proof produced at the direct request of the Panel.

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                           (12)     Notwithstanding the choice of law provision
                                    set forth in Section 15, The Federal
                                    Arbitration Act, 9 U.S.C. ss.ss. 1 to 14, except as modified hereby, shall govern the enforcement of this Section 14.

                    (f) Recourse to Courts and Other Remedies. Notwithstanding the Dispute resolution procedures contained in this
                         Section 14, any party may apply to any court having jurisdiction (a) to enforce this Agreement to arbitrate, (b) to seek injunctive relief so as to maintain the status quo until the arbitration award is rendered or the Dispute is otherwise resolved, (c) to avoid the expiration of any applicable limitation period, (d) to preserve a superior position with respect to other creditors, or (e) to challenge or vacate any final judgment, award or decision of the Panel that does not comport with the express provisions of Section 14.

                    (g) Attorneys Fees. If any action, suit, or proceeding is commenced to establish, maintain, or enforce any right or remedy under this Agreement, the party not prevailing therein shall pay, in addition to any damages or other award, all reasonable attorneys' fees and litigation expenses incurred therein by the prevailing party.

                    (h) Affiliates. Each party hereto agrees that for purposes of this Section 14, references in the parties shall also include their respective Affiliates, who shall be subject to the Dispute resolution procedures of this
                         Section 14 to the same extent as the parties.

         15.      Miscellaneous.

                    a. This Agreement may not be assigned in whole or in part without the prior written consent of the other party.

                    b. The phrases "include", "including" and phrases of similar import shall be deemed to mean "including without limitation".

                    c. Except as set forth in Section 14, this Agreement shall be construed and interpreted in accordance with and governed by the law of the State of New York without giving effect to the principles of conflicts of laws thereof.




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                            [signature page follows]










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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Management Agreement as of the date first above written.



                             JONES INTERCABLE, INC.


                                            By: /s/ Arthur R. Block
                                                --------------------------------
                                                Arthur R. Block

                                            Title: Vice President
                                                   -----------------------------



                               COMCAST CORPORATION


                                            By: /s/ Arthur R. Block
                                                --------------------------------
                                                Arthur R. Block

                                            Title: Vice President
                                                   -----------------------------









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